EXHIBIT 10.16

January 1, 2024

PERSONAL AND CONFIDENTIAL

Kenneth Mobeck

2349 Walden Square

San Jose, CA 95124

(408) 391-2513

Re: Promotion | Employment Agreement October 31, 2022

Dear Ken,

We are delighted to promote you within EDAP Technomed, Inc. This letter confirms the terms of your promotion. All terms of your employment agreement dated October 31, 2022, remain in effect except for new job title, annual base salary, bonus, and additional stock options.

Job Title. We offer you the full-time position of Chief Financial Officer (CFO), EDAP Technomed, Inc. / EDAP TMS S.A., an exempt position reporting to Ryan Rhodes, Chief Executive Officer, EDAP TMS S.A.

Start Date. Your promotion will commence on January 1, 2024.

Wages. Your annual base salary is $460,000, payable in accordance with normal payroll practices, usually semi-monthly, and subject to applicable withholdings and deductions.

Bonus. You will have the opportunity to receive a bonus of up to 55% of your base salary. Any bonus shall be based on the achievement of performance goals to be established by the CEO.

Stock Options. Following your promotion date, you shall be granted the option to purchase 100,000 shares of the company’s stock, subject to approval by the Board of Directors of EDAP TMS and pursuant to the EDAP TMS equity incentive plan.

Technology Stipend, and Benefits. Remain the same.

Congratulations Ken on your well-deserved promotion!

/
Warm Regards,
/s/ RYAN RHODES________________
Ryan Rhodes
Chief Executive Officer, EDAP TMS S.A.